Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Ramaco Resources, Inc. (the “Company” or “Ramaco”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.01 per share (the “common stock”).  The following contains a description of our Common Stock, as well as certain related additional information.  This description is a summary only and does not purport to be complete and is subject to and qualified by reference to the provisions of applicable law, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and the Company’s Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).  References to “we,” “our” and “us” refer to the Company, unless the context otherwise requires.  References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.

General

Pursuant to the Certificate, we are authorized to issue 310,000,000 shares of capital stock, consisting of 260,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).    There are no issued and outstanding shares of preferred stock.

Common Stock

Voting Rights

Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Any determination to declare a regular or special dividend, as well as the amount of any dividend that may be declared, will be based on the board of director’s consideration of our financial position, earnings, earnings outlook, capital spending plans, outlook on current and future market conditions, alternative stockholder return methods such as share repurchases, and other factors that the board of directors considers relevant at that time.

Liquidation Rights

Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters

The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Listing

Our common stock is traded on the NASDAQ Global Select Market under the symbol “METC.”

Anti-Takeover Effects of Provisions of Our Certificate, Bylaws and Delaware Law

Some provisions of Delaware law, and our Charter Documents described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will not be subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers for so long as Yorktown Energy Partners IX, L.P.,  Yorktown Energy Partners X, L.P and Yorktown Energy Partners XI, L.P. (collectively, “Yorktown”) and Energy Capital Partners Mezzanine Opportunities Fund, L.P., Energy Capital Partners Mezzanine Opportunities Fund A, LP and ECP Mezzanine B (Ramaco IP), LP (collectively, “ECP”) and their respective affiliates own in the aggregate more than 15% of our outstanding common stock. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NASDAQ, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our Charter Documents may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, the Charter Documents:

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establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company;

•	as long as Yorktown and ECP and their respective affiliates own or control the voting of more than 50% of the outstanding shares of our common stock:
o	provide that Yorktown and ECP, collectively, may designate up to seven directors depending on their percent ownership of our common stock;
o

provide that the authorized number of directors may be changed only by the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon;

o	provide that any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Company may be taken by written consent;
o	provide that our Charter Documents may be amended by the affirmative vote of the holders of at least 50% of our then outstanding common stock;
o	provide that special meetings of our stockholders may be called by the board of directors or our secretary at the request of the holders of a majority of our common stock; and
o

provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Yorktown or ECP or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

o

provide that the Bylaws can be amended only with the approval of a majority of the board of directors and the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon.

•	at any time after Yorktown and ECP and their respective affiliates no longer own or control the voting of more than 50% of the outstanding shares of our common stock:
o	provide that the authorized number of directors may be changed only by resolution of the board of directors;
o

provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

o	provide that our Charter Documents may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock;
o	provide that special meetings of our stockholders may only be called by the board of directors;
o

provide, after Yorktown no longer beneficially owns or controls a majority of our outstanding voting interests, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

o

provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Yorktown or ECP or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

o	provide that the Bylaws can be amended by the board of directors.

Forum Selection

Our Certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Certificate or our Bylaws; or
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any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Certificate also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate is inapplicable or unenforceable. This exclusive forum provision does not apply to a cause of action brought under federal or state securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

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